Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

September 24, 2009

iPath

iPath Exchange Traded Notes

iPath® Dow Jones-UBS Platinum Subindex Total Return℠ ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. The iPath® Dow Jones-UBS Platinum Subindex Total Return℠ ETN offers investors cost-effective exposure to platinum as measured by the Dow Jones-UBS Platinum Subindex Total Return℠ (the "Index"). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity date or at early redemption[1], based on the performance of the Index, less investor fees.

NOTE DETAILS

Ticker	PGM
Intraday indicative value ticker	PGM.IV
Bloomberg index ticker	DJUBPLTR
CUSIP	06739H255
Primary exchange	NYSE Arca
Yearly fee	0.75%
Inception date	06/24/08
Maturity date	06/24/38
Index	Dow Jones-UBS Platinum Subindex Total Return℠

* The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities.

ISSUER DETAILS

Barclays Bank PLC long-term, unsecured obligations*	
S&P rating	AA-
Moody's rating	Aa3

The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

MONTHLY INDEX RETURNS VS. S&P 500® INDEX



20%
10%
0%
-10%
-20%
-30%
-40%
1992
1994
1996
1998
2000
2002
2004
2006
2008
Dow Jones-UBS Platinum Subindex Total Return℠
S&P 500 Index

Sources: Bloomberg, Dow Jones, AIG-FP, UBS Securities LLC, S&P as of 06/30/09.

INDEX CORRELATIONS

Dow Jones-UBS Platinum Subindex Total Return℠	1.00
Dow Jones-UBS Commodity Index Total Return℠	0.64
S&P GSCI™ Total Return Index	0.48
S&P 500 Index	0.16
Barclays Capital U.S. Aggregate Bond Index	0.30
MSCI EAFE Index	0.36

Sources: S&P, Dow Jones, AIG-FP, UBS Securities LLC, Barclays Capital, MSCI Inc., Bloomberg, BGI 06/04 - 06/09, based on monthly returns.

[1] Investors may redeem at least 50,000 units of the iPath® Dow Jones-UBS Platinum Subindex Total Return℠ ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath Exchange Traded Notes

iPath® Dow Jones-UBS Platinum Subindex Total

ReturnSM ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. The iPath® Dow Jones–UBS Platinum Subindex

Total ReturnSM ETN offers investors cost-effective exposure to platinum as measured by the Dow Jones–UBS Platinum Subindex Total

ReturnSM (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity date or at early redemption1, based on the performance of the Index, less investor fees.

NOTE DETAILS MONTHLY INDEX RETURNS VS. S&P 500® INDEX

Ticker PGM 20%

Intraday indicative value ticker PGM.IV

Bloomberg index ticker DJUBPLTR 10%

CUSIP 06739H255 0%

Primary exchange NYSE Arca

Yearly fee 0.75% -10%

Inception date 06/24/08 -20%

Maturity date 06/24/38

Index Dow Jones-UBS Platinum Subindex -30%

Total ReturnSM

-40%

* The investor fee is equal to the Yearly Fee times the principal amount of your securities 1992 1994 1996 1998 2000 2002 2004 2006 2008 times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early Dow Jones-UBS Platinum Subindex Total Return SM S&P 500 Index

redemption, the investor fee will increase by an amount equal to the Yearly Fee times the Sources: Bloomberg, Dow Jones, AIG-FP, UBS Securities LLC, S &P as of 06/30/09.

principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided INDEX CORRELATIONS by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. Dow Jones-UBS Platinum Subindex Total ReturnSM 1.00

Dow Jones-UBS Commodity Index Total ReturnSM 0.64

ISSUER DETAILS S&P GSCI™ Total Return Index 0.48

Barclays Bank PLC long-term, unsecured obligations* S&P 500 Index 0.16

S&P rating AA- Barclays Capital U.S. Aggregate Bond Index 0.30

Moody’s rating Aa3 MSCI EAFE Index 0.36

The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath Sources: S&P, Dow Jones, AIG-FP, UBS Securities LLC, Barclays Capital, MSCI Inc.,

ETNs rely on the rating of their issuer, Barclays Bank PLC. Bloomberg, BGI 06/04—06/09, based on monthly returns.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered,

suspended or withdrawn entirely by the applicable rating agency. Any such lowering,

suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

¹ Investors may redeem at least 50,000 units of the iPath® Dow Jones-UBS Platinum Subindex Total ReturnSM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.